UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 6, 2014

MYOS CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	000-53298	90-0772394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
 (Address of Principal Executive Offices)

(973) 509-0444
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 6, 2014, MYOS Corporation (the “Company”) entered into the First Amendment to Commercial Lease (the “Amendment”) with Cutler Holdings, L.L.C. (“Cutler”), which amends the Commercial Lease entered into by the Company and Cutler on August 1, 2012(the “Lease”). The Company entered into the Amendment with Cutler to (a) lease additional space located adjacent to the Company’s current leased premises in Cedar Knolls, New Jersey and (b) extend the term of the Lease. Under the Amendment, the additional premises leased will be approximately 9,079 square feet. The initial base rent for the additional space will be $9,381.63 per month, subject to the increases set forth in the Amendment.

The term of the additional space is five years and is expected to commence on January 1, 2015 and expire on December 31, 2019. The Company will receive rent abatement for the first three months of occupancy during each of 2015 and 2016 for the additional space if it is not then in default. The Amendment also extends the Lease of the original space from July 31, 2017 through December 31, 2019. The base rent for the original space as of August 1, 2014 will be $5,333.85 per month, subject to annual increases as set forth in the Amendment.

The summary of the Amendment set forth above does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this report, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

10.1	First Amendment to Commercial Lease, dated as of June 6, 2014, by and between Cutler Holdings, L.L.C. and MYOS Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2014

MYOS CORPORATION

By:	/s/ Peter Levy
Name: Peter Levy
Title: President